                                                                    EXHIBIT 99.1

                             FOR IMMEDIATE RELEASE:

                        PATTERSON ENERGY, INC. ANNOUNCES

                              PUBLIC STOCK OFFERING

Snyder, Texas, September 12, 2000 --- PATTERSON ENERGY, INC. ("Patterson" or the "Company") (NASDAQ:PTEN) announced today the commencement of an underwritten public offering of 3,000,000 shares of its common stock. All of the shares are being sold by the Company. The Company expects to close the offering on September 15, 2000. The offering was underwritten through a group led by CIBC World Markets.

Patterson expects to use the net proceeds of this offering to reduce outstanding indebtedness under its existing credit facility, refurbish recently acquired rigs and for other general corporate purposes, including possible future rig and other acquisitions and related refurbishment expenditures.

Patterson Energy, Inc., a Snyder, Texas based energy company, is one of the leading providers of domestic, land-based drilling services to major independent oil and natural gas companies. Patterson currently owns 131 drilling rigs (120 of which are currently operable) with operations primarily in Texas, New Mexico, Oklahoma, Utah and Louisiana.

This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offering of these securities will only be made by the prospectus and the related prospectus supplement. Copies of the prospectus and the related prospectus supplement may be obtained from CIBC World Markets, One World Financial Center, New York, New York 10281.


For further information, contact:
Patterson Energy, Inc.
Cloyce A. Talbott, Chairman and Chief Executive Officer
Jonathan D. (Jody) Nelson, Vice President - Finance, Chief Financial Officer
(915) 573-1104
investrelations@patenergy.com